UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

◻ Preliminary Proxy Statement

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⌧ Definitive Proxy Statement

◻ Definitive Additional Materials

◻ Soliciting Material pursuant to Section 240.14a-12

PURE CYCLE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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◻ Fee paid previously with preliminary materials:

◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PURE CYCLE

CEO LETTER TO SHAREHOLDERS

Dear Shareholders,

Our dedicated team of professionals continue to deliver outstanding results from all business segments, and this year has been another excellent example of our efforts. Fiscal 2022 highlights the advantages of our approach to large scale investments in land, water utilities, and single-family home rentals. We continue to incrementally develop capacities in each segment to match sales and deliveries while minimizing year over year inventories. To illustrate, lot delivery contracts in our land development segment are structured to have our homebuilder customers only inventory one year's worth of lots with the homebuilder making milestone progress payments toward the delivery of a finished lot. This allows us to fund horizontal infrastructure with these progress payments and deliver lots on a just-in-time basis.

As we finish the delivery of a year's worth of lots, we together with our homebuilders can assess market conditions and determine if absorption increases or decreases are warranted and adjust the delivery of the next year's lots. In Phase 1 of Sky Ranch, as we delivered our first year's lots, we and our homebuilders saw strong demand for homes and were able to accelerate our lot deliveries the subsequent year. Similarly, having delivered our initial Phase 2 (referred to as Phase 2A) lots this summer, we together with our homebuilders saw demand for homes weakening due to rising interest rates and could adjust the timing of our next year's lot deliveries so neither we nor our homebuilder customers had any exposure to investments which could not deliver within one year.

PURE CYCLE CORPORATION | LETTER TO SHAREHOLDERS PAGE 1

PURE CYCLE CEO LETTER TO SHAREHOLDERS Each year I look forward to writing this letter to our shareholders as it provides me an opportunity to reflect on our achievements the past year as well as look forward to the opportunities we seek to achieve for the coming year and beyond. Our land development segment continues to deliver outstanding results and products for our customers and shareholders, and each year we gain greater recognition as one of the best performing master plan developers in the Denver region. The vertical integration of our water development segment with the land development segment has resulted in us being able to optimize how expensive infrastructure is designed, constructed, and operated. One of the challenges in developing master planned communities is the high cost of infrastructure, how its sized, how its phased, and how its operated. Controlling the water and wastewater services together with controlling and managing the large investments in grading land, installing water, sewer, storm, curb, roads, parks, and open space is a huge advantage to managing capacities of these expensive infrastructure items. In nearly all master planned developments, developers must work with multiple governmental entities for land and utility improvements. Rarely do these entities share common interests and frequently they push developers to advance funding for improvements beyond what is needed to serve their development. This translates into higher costs, which then are passed on to homebuilders are forced to pay for capacities that do not correlate to the delivery of lots. which An example of this would be paying for: Oversized transmission lines for water and sewer Oversized water and sewer treatment capacities Pre-purchased water and sewer taps All which have no correlation to the capacities of road improvements, land phasing, and lot deliveries. These investments run into the tens of millions of dollars being invested, sometimes more than a decade before they are needed, which can translate into millions of dollars of developer’s capital being tied up waiting for ultimate buildout of the community. PURE CYCLE CORPORATION | LETTER TO SHAREHOLDERS PAGE 1

The ability to deliver lots just-in-time comes from our disciplined acquisition investment criteria and being able to fund acquisitions with minimal leverage. Our strong balance sheet and annual investments in horizontal infrastructure for both land and utilities allows us to maintain our attractive margins in both our water resource and land development segments while minimizing excess unused capacities.

SKY RANCH PHASE 2A

This stems from having long-standing equity investments at a very low basis in our land and water rights. Equal to our land development segment, our water resource segment also saw record sales and profits during the past year primarily driven by demand for industrial raw water sales to oil and gas customers. Each year we continue to invest in our water supplies, expanding our infrastructure to add to our supply capabilities.

Oil and gas development can be very volatile, and while it is often slow to build given regulatory, permit, and drill rig constraints, it can turn off extremely fast. In 2019 to early 2021, when oil prices were weak and demand for new oil production was soft, we made smaller investments in our water supply.

In late 2021, 2022, and into 2023, when prices and demand are strong and operators are ramping up their drilling programs, we were able to quickly increase our investments to provide additional capacity for this high margin business. Again, our low basis in our water rights allows us to weight our investments in production facilities, which provide accretive earnings without exposing Pure Cycle and our shareholders to excess unused capacities.

PURE CYCLE CORPORATION | LETTER TO SHAREHOLDERS PAGE 2

PURE CYCLE We have found significant cost savings from being able to manage our lot deliveries to our homebuilders by designing, constructing, and delivering large public improvements which better correlate to the timing of lot sales and tap purchases. The benefits include: Improving our development financial metrics Eliminating excess investments needed from our homebuilders Lessening the regulatory red tape of dealing with multiple governmental entities typically working in conflict with each other. We believe the result is a better development experience for our homebuilders, our water and wastewater customers (homeowners), lower lot cost (which keep our pricing competitive), and improved margins (time value of money). SKY RANCH PHASE 2 Our land development segment continues to see very high demand for lots from area homebuilders. We expect to deliver our first model home lots in our second phase of Sky Ranch before the end of calendar year 2021 and are on pace to deliver the next 229 lots before the end of fiscal year 2022. We are sequencing lot deliveries from our second phase into 4 sub-phases to better match how our builders seek to deliver homes. We can better manage construction approvals with the county and better sequence the multiple contractors working on grading, water, sewer, storm, curb, and roads without them being on top of each other and seamlessly moving from one sub-phase to the next. PURE CYCLE CORPORATION | LETTER TO SHAREHOLDERS PAGE 2

Finally, while still in its early stages, our newest business segment, developing single family homes for rent, allows us to retain lots in our master planned community, Sky Ranch, and contract with homebuilders to build houses on our lots under favorable tax terms; retaining the equity value of the land and water utilities delivering lots with a 65% loan to value ratio. This segment capitalizes on our ability to secure mortgage-based capital to finance the vertical cost of the house at a low cost of capital and rent our homes at market rates which not only cover the financing cost to construct the homes but provide nearly 25% margins in free cash flows and over 50% margins adding back non-cash items due to the equity in our land and water.

2A SINGLE FAMILY HOMES

This year, we were also able to monetize a significant portion of our public improvement reimbursables from our land development segment accrued over Phases 1 and a portion of our Phase 2 lots. This was a significant achievement in a rising interest rate environment and declining home buyer market and another reinforcement of our land development segment business model. Our low land basis and lean balance sheet has allowed us to incrementally deliver horizontal improvements for one year's inventory of lots, which our homebuilders had purchased and begun building homes. This afforded us some of the best-in-class credit quality for land development bonds and allowed the Sky Ranch Community Authority Board to successfully sell the second muni bond series at very attractive rates, which generated a higher than forecasted repayment of our reimbursables.

SKY RANCH DEVELOPMENT

PURE CYCLE CORPORATION | LETTER TO SHAREHOLDERS PAGE 3

PURE CYCLE Average Days in MLS-13 Days Housing demand in Denver remains robust with a competitive market for a declining inventory of new listings. At the end of the 3rd quarter of calendar 2021, the average home remained on the market for less than two weeks with home prices increasing on average by 18%. This has not only bolstered demand for our residential lots but has improved our forecasts for our new single-family rental business, which saw a significant value increase before the homes were even finished. We successfully delivered our first three rental homes on schedule and on budget with construction cost totaling $320,000, with appraised values of the homes at $547,000. We rented all the homes at the high end of our forecasted range and look forwardto our next 40 units in Phase 2 of Sky Ranch. 30 29 30 26 20 Average Closed Price +18% $696,520 We continue to look for new opportunities in land, Company organically with new rental units. As Sky water, and utilities while actively growing our Ranch continues to mature, we are working on many exciting commercial opportunities having the flexibility to look at several structures for our high value commercial land holdings. None of this would be possible without our dedicated employees who continue to go above and beyond in their jobs to quality water and wastewater service as well as one of Denver’s Communities. make sure we delivery high finest Master Planned On behalf of our Board of Directors, Management, and our Employees, thank you for your continued confidence and we wish you continued health and prosperity. Sincerely, Mark Harding President and CEO PURE CYCLE CORPORATION | LETTER TO SHAREHOLDERS PAGE 3

PURE CYCLE Revenue by Segment(000s) The 1st development phase of Sky Ranch is nearing completion, resulting in our recurring water revenues at record levels. Land Development revenue recognized represents the transition from the 1st development phase to the 2nd. 30,000 20,000 10,000 8,125 11,956 2,164 18,934 0 2017 2018 Water/Wastewater 2019 2020 2021 Land Development Investment in Water 57.09M FYE 2021 100% 55.01M FYE 2020 96.5% We continue to invest in Pure 50.03M Cycle's future by investing further in infrastructure, to the tune of $22.49 million in the last five years. FYE 2019 88.1% 36.70M FYE 2018 64.3% 34.60M FYE 2017 60.6% PURE CYCLE CORPORATION | CHARTS PAGE 1 9,000 8,406 6,921 1,228 4.795

At the beginning of the year, we had forecasted reimbursement repayment at approximately $16 million and were able to recover more than $24 million, a 50% increase over our estimate. This together with the delivery of our initial lots in Phase 2A produced a record level of liquidity for us closing the year with nearly $35 million in cash, almost no debt, and no exposure to horizontal infrastructure improvements in our land segment in the coming year.

While housing demand has softened, Sky Ranch is ideally positioned as an entry-level home buyer community. Prior to the 2007 recession, approximately 50% of housing starts in the greater Denver market were at the entry-level home buyer market segment. Entry-level housing starts in 2021 had fallen to less than 5%. We believe this made Sky Ranch one of the most attractive, affordable master planned communities in the Denver market. We believe Sky Ranch will continue to out-perform other master planned communities as one of the few communities developing affordable homes. Further, we view this market as an opportunity to expand our home rental segment and partner with our homebuilder customers to inventory additional lots, retain our absorptions, and increase our home rental units.

PURE CYCLE CORPORATION | LETTER TO SHAREHOLDERS PAGE 4

Pure Cycle has outperformed our peers over the past 5 years with nearly 87% growth in Net Income, over 42% growth in Operating Margins, 12% growth in Assets and record liquidity.

This provides tremendous optionality to invest in additional land, water, and single-family homes, which deliver tremendous operating margins to our shareholders. Additionally, our board of directors authorized an anti-dilutive stock repurchase program to add to our optionality to invest in ourselves at times when the market does not translate our performance into our stock price and further enhance shareholder value.

25,000
20,000
15,000
10,000
5,000
0
87.54% CAGR
FYE 2018
FYE 2019
FYE 2020
FYE 2021
FYE 2022

Net Income (000s)

WI-WW
Land Development
Single-family rentals
20,000
15,000
10,000
5,000
0
42.4% CAGR
FYE 2018
FYE 2019
FYE 2020
FYE 2021
FYE 2022

Margin (000s)

125
100
75
50
25
0
12% CAGR
$35M
69.7M
69.7M
71.9M
83.7M
117.2M
122M
FYE 2017
FYE 2018
FYE 2019
FYE 2020
FYE 2021
FYE 2022

5 year asset growth (000s)

> *I am humbled by our dedicated professionals who continue to punch above their weight class, delivering outstanding products in all our business segments and exceptional financial results to our shareholders each year. On behalf of management, our board of directors, and our dedicated professionals, we wish to thank you for your continued confidence in Pure Cycle.*

KIND REGARDS,

MARK HARDING

PURE CYCLE CORPORATION | LETTER TO SHAREHOLDERS PAGE 5

PURE CYCLE Gross Margin by Segment (000s) Gross margins continue to strengthen as our segments mature 12,500 10,000 651 7,500 5,000 2,500 0 2017 2018 Water/Wastewater 2019 2020 2021 Land Development Earnings Per Share - Diluted We kept dilution of shares relatively grew to a $0.83 per flat, while EPS record high of diluted share. PURE CYCLE CORPORATION | CHARTS PAGE 2 3,065 4,738 5,984 125 706 3,244 6,705 5,770

PURE CYCLE CORPORATION

34501 E. Quincy Avenue, Building 65, Suite A

Watkins, CO 80137

(303) 292-3456

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on January 11, 2023

TO PURE CYCLE’S SHAREHOLDERS:

You are cordially invited to attend the annual meeting of shareholders of Pure Cycle Corporation. The meeting will be held at the offices of Dorsey & Whitney, LLP located at 1400 Wewatta Street, Suite 400, Denver, Colorado 80202, on January 11, 2023, at 2:00 p.m. Mountain Time. Due to the ongoing public health impact of the COVID-19 pandemic, it could become necessary to change the date, time, location and/or means of holding the meeting. If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website, and filed as additional proxy materials. The purposes of the meeting are to:

1.	Elect a board of seven directors to serve until the next annual meeting of shareholders, or until their successors have been duly elected and qualified;
2.	Ratify the appointment of FORVIS, LLP as our independent registered public accounting firm for the year ending August 31, 2023;
3.	Approve, on an advisory basis, the compensation of our named executive officers;
4.	Transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Only shareholders of record as of 5:00 p.m. Mountain Time on November 18, 2022, will be entitled to notice of or to vote at this meeting or any adjournment(s) or postponement(s) thereof.

You must RSVP if you plan to attend the meeting in person so we may ensure we have adequate space to allow for proper social distancing to ensure the wellbeing of all that attend the meeting. Please email us at info@purecyclewater.com with the number of planned in-person attendees no later than 5:00 p.m. Mountain Time on January 6, 2023, if you plan to attend in person. IF YOU DO NOT RSVP BY THIS DATE, YOU MAY NOT BE ADMITTED TO THE MEETING.

Whether or not you plan to attend, please vote promptly by following the instructions on the Important Notice Regarding the Availability of Proxy Materials or, if you requested a printed set of proxy materials, by completing, signing and dating the enclosed proxy and returning it in the accompanying postage-paid envelope. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mark W. Harding
Mark W. Harding, President

December 2, 2022

INFORMATION ABOUT THE MEETING2

What is the purpose of the Meeting?2

Who is entitled to vote and how many votes do I have?2

How do I vote?2

Can I change or revoke my vote?2

Will my shares held in street name be voted if I do not provide my proxy?2

What is a quorum?2

How many votes are required to approve the proposals?2

Does Pure Cycle expect there to be any additional matters presented at the Meeting?3

When will the results of the voting being announced?3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND3

MANAGEMENT AND RELATED SHAREHOLDER MATTERS3

Voting Securities and Principal Holders Thereof3

Securities Authorized for Issuance Under Equity Compensation Plans4

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS4

Directors and Director Nominees4

Executive Officer (Non-Director)6

CORPORATE GOVERNANCE AND BOARD MATTERS6

Board Leadership Structure6

Board Role in Risk Oversight6

Board Diversity7

Board Membership and Director Independence7

Committees8

Code of Business Conduct and Ethics9

Shareholder Communications with the Board9

Director Compensation9

EXECUTIVE COMPENSATION11

Named Executive Officers11

Executive Compensation Discussion11

Compensation Philosophy11

Shareholder Feedback and Say-On-Pay Results11

Compensation Components12

Compensation of Pure Cycle’s Executive Officers12

Stock Ownership Guidelines for Executive Officers12

Hedging Policy12

Employment and Severance Agreements12

Summary Compensation Table13

Outstanding Equity Awards at Fiscal Year-End13

REPORT OF THE AUDIT COMMITTEE14

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS14

PROPOSAL 1 – ELECTION OF DIRECTORS15

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM15

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION17

ACTION TO BE TAKEN UNDER THE PROXY17

OTHER INFORMATION17

Shareholder Proposals and Nomination of Directors17

Delivery of Materials to Shareholders with Shared Addresses18

Availability of Annual Report and Other Documents18

PURE CYCLE CORPORATION

34501 E. Quincy Avenue, Building 65, Suite A

Watkins, CO 80137

(303) 292-3456

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

To be held on January 11, 2023

This proxy statement is being made available to shareholders in connection with the solicitation of proxies by the board of directors of PURE CYCLE CORPORATION (“Pure Cycle,” “we,” or “our”) to be voted at our annual meeting of shareholders (the “Meeting”) to be held at the offices of Dorsey & Whitney, LLP located at 1400 Wewatta Street, Suite 400, Denver, Colorado 80202, on the date noted above, at 2:00 p.m. Mountain Time, or at any adjournment or postponement thereof. Due to the continued health impact of the COVID-19 pandemic, it could become necessary to change the date, time, location and/or means of holding the meeting. If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website, and filed as additional proxy materials. Our officers, directors, and other regular employees may, without additional compensation, solicit proxies personally or by other appropriate means. We will pay the costs associated with any proxy solicitations performed by our officers, directors, or other regular employees.

On or about December 2, 2022, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders, which contains instructions on how to access the proxy materials, including this proxy statement and our annual report, on the Internet, as well as instructions on how to request paper copies. In addition, shareholders may request proxy materials in printed form by writing our Corporate Secretary at the address set forth above.

If you would like to receive the Notice via email rather than regular mail in future years, please follow the instructions in the Notice. Choosing to receive future notices by email will help us reduce the costs and environmental impact of the Meeting. Voting in a timely manner will also reduce the need for us to solicit votes and reduce the costs associated with the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on January 11, 2023:

The proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended August 31, 2022, are available at http://www.proxyvote.com.

INFORMATION ABOUT THE MEETING

What is the purpose of the Meeting?

At the Meeting, shareholders are asked to act upon the matters outlined above in the Notice of Annual Meeting of Shareholders and as described in this proxy statement. The matters to be considered are (1) the election of directors, (2) the ratification of the appointment of our independent registered public accounting firm for the year ending August 31, 2023, (3) the approval, on an advisory basis, of the compensation of our named executive officers, and (4) such other matters as may properly come before the Meeting. Executive officers will be available to respond to appropriate questions.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record as of 5:00 p.m. Mountain Time on November 18, 2022, you will be entitled to vote at the Meeting or any adjournments or postponements thereof. On that date, there were 23,986,645 shares of our 1/3 of $.01 par value common stock (“common stock”) issued and outstanding. Each outstanding share of our common stock will be entitled to one vote on each matter acted upon. There is no cumulative voting.

How do I vote?

If your shares are held in an account at a bank, brokerage firm, or other nominee in “street name,” you need to submit voting instructions to your bank, brokerage firm, or other nominee in order to cast your vote. If you wish to vote in person at the Meeting, please RSVP to inform us that you will be attending in person as noted above, and you must obtain a valid proxy from the nominee that holds your shares. If you are the shareholder of record, you may vote your shares by following the instructions in the Notice mailed on or about December 2, 2022, or, if you have received a printed set of the proxy materials, you may vote your shares by completing, signing, and dating the enclosed proxy card and then mailing it to our transfer agent in the pre-addressed envelope provided. You may also vote your shares by calling the transfer agent at the number listed on the proxy card or by attending the Meeting in person if you RSVP in advance as described above.

Can I change or revoke my vote?

A proxy may be revoked by a shareholder any time before it is voted at the Meeting by submission of another proxy bearing a later date, by attending the Meeting and voting in person, or if you are a shareholder of record, by written notice of revocation to our Corporate Secretary.

Will my shares held in street name be voted if I do not provide my proxy?

If you hold your shares through a bank, broker, or other nominee, your shares must be voted by the nominee. If you do not provide voting instructions, under the rules of the securities exchanges, the nominee’s discretionary authority to vote your shares is limited to “routine” matters. Proposals 1 and 3 are not considered routine matters for this purpose, so if you do not provide your proxy, your shares will not be voted at the Meeting with respect to these proposals. In this case, your shares will be treated as “broker non-votes” and will not be counted for purposes of determining the vote on these proposals.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has discretionary authority to vote on at least one matter at the meeting but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

What is a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock constitutes a quorum at the Meeting for the election of directors and for the other proposals. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum is present at the Meeting.

How many votes are required to approve the proposals?

●	Election of Directors – The election of directors requires the affirmative vote of a plurality of the votes cast by shares represented in person or by proxy and entitled to vote for the election of directors. This means that the nominees receiving the most votes from those eligible to vote will be elected. You may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees; however, a “withheld” vote or a broker non-vote (defined above) will have no effect on the outcome of the election.

●	Ratification of auditors, advisory vote on executive compensation, and other matters – The number of votes cast in favor of the proposal at the Meeting must exceed the number of votes cast against the proposal for the approval of Proposals 2, 3 and other matters. For Proposals 2, 3 and any other business matters to be voted on, you may vote “FOR,” “AGAINST,” or you may “ABSTAIN.” Abstentions and broker non-votes will not be counted as votes for or against a proposal and, therefore, have no effect on the vote. Because your vote on executive compensation is advisory, it will not be binding on the board of directors or us. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

If no specification is made, then the shares will be voted “FOR” the election as directors of the persons nominated by the board of directors, “FOR” Proposal 2 and “FOR” Proposal 3, and otherwise in accordance with the recommendations of the board of directors.

Does Pure Cycle expect there to be any additional matters presented at the Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Meeting. If you grant a proxy, the persons named as proxy holders, Mark W. Harding and Kevin B. McNeill, have the discretion to vote your shares on any additional matter properly presented for a vote at the Meeting. If for any unforeseen reason any of the director nominees are not available for election at the date of the Meeting, the named proxy holders will vote your shares for such other candidates as may be nominated by the board.

When will the results of the voting being announced?

We will announce preliminary results at the Meeting and will publish final results in a current report on Form 8-K to be filed within four business days of the date of the Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Voting Securities and Principal Holders Thereof

The following table sets forth information as of November 18, 2022, as to the beneficial ownership of shares of our common stock by (i) each person (or group of affiliated persons) known to us to own beneficially 5% or more of the common stock, (ii) each of our director’s and each nominee for director, (iii) each executive officer, and (iv) all directors and executive officers as a group. All information is based on information filed by such persons with the SEC and other information provided to us by such persons. Except as otherwise indicated, we believe each of the beneficial owners listed has sole investment and voting power with respect to such shares. On November 18, 2022, there were 23,986,645 shares of common stock outstanding. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire shares within 60 days of November 18, 2022, are included as outstanding and beneficially owned for that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Mark W. Harding **	1,042,243	(1)	4.3%
Kevin B. McNeill **	16,502	(2)	*
Patrick J. Beirne **	35,500	(3)	*
Wanda J. Abel **	2,000		*
Frederick A. Fendel III **	4,000		*
Peter C. Howell **	60,691	(4)	*
Daniel R. Kozlowski **	3,952,787	(5)	16.5%
Jeffrey G. Sheets **	6,000		*
All officers and directors as a group (8 persons)	5,119,723	(6)	21.3%

*	Less than 1%
**	Address is our corporate address: 34501 E. Quincy Avenue, Bldg. 65, Suite A, Watkins, CO 80137
(1)	Includes 345,000 shares purchasable by Mr. Harding under options exercisable within 60 days. Includes 210,000 shares of common stock held by SMA Investments, LLLP, a limited liability limited partnership controlled by Mr. Harding.
(2)	Includes 10,000 shares purchasable by Mr. McNeill under options exercisable within 60 days.
(3)	Includes 29,500 shares purchasable by Mr. Beirne under options exercisable within 60 days.
(4)	Includes 39,000 shares purchasable by Mr. Howell under options exercisable within 60 days.
(5)	Includes 2,738,778 shares owned directly by Plaisance SPV I, LLC (“PSPV”), and 1,210,009 shares owned by certain other private funds managed by Plaisance Capital, LLC (“PCL”). PCL, as the investment manager of PSPV and the other funds, and Daniel R. Kozlowski, as managing member of PCL, may be considered the beneficial owner of the shares owned by PSPV and the other funds. Each of PCL and Mr. Kozlowski disclaim beneficial ownership of the securities except to the extent of their pecuniary interest, if any, therein.
(6)	Includes the following shares:
a.	210,000 shares held by SMA Investments, LLLP as described in number 1 above,

b.	423,500 shares purchasable by directors and officers under options exercisable within 60 days, and
c.	2,738,778 shares held by PSPV and 1,210,009 shares held by PCL as described in number 5 above.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding our equity compensation plans as of August 31, 2022. All securities outstanding represent options to purchase common stock pursuant to our 2014 Equity Incentive Plan and our 2004 Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans:
Approved by security holders	712,500	$8.75	912,953
Not approved by security holders	—	—	—
Total	712,500	$8.75	912,953

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth the name, age and title of each current director, each nominee standing for election to the board of directors and each of our executive officers.

Name	Age	Position
Mark W. Harding	59	Director, President and CEO*
Kevin B. McNeill	51	Vice President and CFO
Wanda J. Abel	64	Director*
Patrick J. Beirne	59	Director*
Frederick A. Fendel III	67	Director*
Peter C. Howell	73	Director*
Daniel R. Kozlowski	51	Director*
Jeffrey G. Sheets	68	Director*

*	Director nominee

Directors are elected for one-year terms which expire at the annual meeting of shareholders or when their successors are duly elected and qualified. Our executive officers are elected by the board of directors, typically annually, and serve at the discretion of the board of directors. Set forth below are the names of the director nominees and executive officers, all positions and offices held by each such persons, the period during which each has served as such, and the principal occupations and employment of and public company directorships held by such persons during at least the last five years. With respect to nominees, additional information is included regarding the skills, knowledge and experience with respect to each nominee that has led the board of directors to conclude that each such nominee should be elected or re-elected as a director.

Directors and Director Nominees

Mark W. Harding. Mr. Harding joined us in April 1990 as Corporate Secretary and Chief Financial Officer. He was appointed as our President in April 2001, Chief Executive Officer (CEO) in April 2005, and a member of the board of directors in February 2004. Mr. Harding stepped down as CFO in April 2020, when we hired Mr. McNeill as Vice President and CFO. Mr. Harding brings a background in investment banking and public finance, having worked from 1988 to 1990 for Price Waterhouse’s management consulting services where he assisted clients in public finance and other investment banking related services. Mr. Harding is the President and a board member of the Rangeview Metropolitan District, Sky Ranch Metropolitan District Nos. 1, 3, 4, 5, 6, 7 and 8 and the Sky Ranch Community Authority Board and President of the South Metro Water Supply Authority. Mr. Harding also serves on the board of directors of Hawaiian Macadamia Nut Orchards, L.P., which until June 2018 was a publicly traded limited partnership. Mr. Harding earned a B.S. Degree in Computer Science and a Master of Business Administration in Finance from the University of Denver. In determining Mr. Harding’s qualifications to be on the board of directors, the board of directors considered, among other things, Mr. Harding’s extensive experience with Pure Cycle and his service on a number of advisory boards relating to water and wastewater issues in the Denver region as well as municipal boards, school boards, and chamber of commerce boards.

Wanda J. Abel. Ms. Abel was elected to the board in January 2022. Since 1993, Ms. Abel has been a partner at the law firm of Davis Graham & Stubbs LLP, a Denver, Colorado-based firm, where she started as an associate in 1986. She served as our corporate counsel from 1990 until she was elected to the board of directors, and as our securities counsel from 1990 through 2020. In addition, she has represented both public and private companies in securities matters, mergers and acquisitions, complex commercial agreements, financings and joint ventures, and served as in-house counsel for a NYSE listed company. Ms. Abel received a Bachelor of Arts degree and a Master of Library Science from Indiana University and a Juris Doctor degree from the University of Colorado Law School. In determining Ms. Abel’s qualifications to serve on the board of directors, the board has considered, among other things, her expertise in securities law, corporate governance, and complex commercial agreements, in particular her extensive knowledge of and experience with our State Land Board Lease and the other Rangeview Water Agreements.

Patrick J. Beirne. Mr. Beirne was appointed to the board in January 2016 and appointed as chair of the board in January 2021. Since April 2015, Mr. Beirne has been the Chairman and CEO of Nelson Pipeline Constructors LLC (“Nelson Pipeline”), a private company majority owned by Mr. Beirne. Nelson Pipeline is an underground utility contractor specializing in the construction of underground sanitary sewer, water and storm water pipelines. Prior to working at Nelson Pipeline, Mr. Beirne worked at Pulte Group, Inc. for 29 years in various management roles, where he gained extensive experience in the home building industry. In his last position with Pulte Group, Inc., from January 2008 to September 2014, he served as Central Area President, where he helped create the strategy for the firm’s long-term vision and oversaw operations in 10 states. Mr. Beirne also serves on the following two private company boards: Ox Engineered Products, Inc., a manufacturer of building materials based in Northville, Michigan, where he serves on the audit and compensation committees, and DPIS Engineering, LLC, an engineering service provider to residential builders across the country based in Houston, Texas. Mr. Beirne earned a B.S. degree from Michigan State University, is a Licensed General Contractor (Florida), and is active in many community and charitable organizations. In determining Mr. Beirne’s qualifications to serve on the board of directors, the board has considered, among other things, his extensive experience and expertise in the home building industry and in construction of water and sewer pipelines.

Fredrick A. Fendel III. Mr. Fendel was elected to the board in January 2021. Mr. Fendel was an associate and then a partner at the Denver, Colorado law firm of Petrock Fendel Poznanovic, P.C. from 1980 through his retirement on December 31, 2020. He has served as water law counsel to us and the Rangeview Metropolitan District from 2002 through retirement. In addition, he has represented many local governments, water utilities, special districts, developers, corporations, ditch companies, farmers and ranchers in water rights litigation; land and water acquisitions; development, zoning and subdivision approvals; real estate transactions and disputes; easement and right-of-way matters; water quality regulatory matters; and monitoring and supporting or opposing state legislation and rule-making. Mr. Fendel received a Bachelor of Arts degree from the University of Colorado and a Juris Doctor degree from the University of Michigan Law School. In determining Mr. Fendel’s qualifications to serve on the board of directors, the board has considered, among other things, his extensive experience and expertise in Colorado water law and special district law, particularly with respect to the water rights we own or control.

Peter C. Howell. Mr. Howell was appointed to the board in February 2005. From 1997 to present, Mr. Howell served as an officer, director or advisor to various business enterprises in the area of acquisitions, marketing and financial reporting. From August 1994 to August 1997, Mr. Howell served as the Chairman and Chief Executive Officer of Signature Brands USA, Inc. (formerly known as Health-O-Meter), and from 1989 to 1994 Mr. Howell served as Chief Executive Officer and a director of Mr. Coffee, Inc. Mr. Howell is a member of the board of directors of Great Lakes Cheese, Inc., a privately held company. Mr. Howell served as a member of the board of directors of Libbey Inc. (NYSE: LBY) for over 20 years before resigning in 2016. Mr. Howell also spent 10 years as an auditor for Arthur Young & Co. (now Ernst & Young). Mr. Howell received a Master of Arts degree in Economics from Cambridge University. In determining Mr. Howell’s qualifications to serve on the board of directors, the board of directors has considered, among other things, his extensive experience and expertise in finance and financial reporting qualifying him as an audit committee financial expert as well as his general business expertise.

Daniel R. Kozlowski. Mr. Kozlowski was elected to the board in January 2021. Mr. Kozlowski is the founder and managing member of Plaisance Capital, LLC, which serves as the general partner of the Plaisance Midway Fund LP, the Plaisance Fund LP and Plaisance SPV I, LLC, a holder of Pure Cycle common stock. Mr. Kozlowski founded Plaisance Capital, LLC in 2017. From 2000 until founding Plaisance Capital, LLC, Mr. Kozlowski worked at Janus Capital Corporation (now part of Janus Henderson Group PLC). While at Janus, Mr. Kozlowski was the sole portfolio manager of Janus Capital’s Opportunistic Alpha strategies, including the $4 billion Janus Contrarian Fund. Mr. Kozlowski also managed a long-short equity account in addition to long-only strategies. Mr. Kozlowski earned a Bachelor of Business Administration from the University of Miami and a Master of Business Administration from the University of Chicago’s Booth School of Business. In determining Mr. Kozlowski’s qualifications to serve on the board of directors, the board of directors considered, among other things, his extensive experience in finance and investment management.

Jeffrey G. Sheets. Mr. Sheets was appointed to the board in January 2020. Since 1991, Mr. Sheets has been Vice President of Koelbel and Company, a private Colorado commercial and residential development company. In addition, Mr. Sheets serves as a board member on a number of special districts in Colorado. Mr. Sheets received his undergraduate degree from Westmont College in Santa Barbara and his master’s degree from the University of Denver. In determining Mr. Sheets’ qualifications to serve on the board of directors, the board of directors considered, among other things, his extensive knowledge of real estate development in Colorado, including his experience with master planning and entitlements for both residential and commercial projects, land acquisitions, property assessments, and special districts.

Executive Officer (Non-Director)

Kevin B. McNeill. Mr. McNeill joined us in April 2020 and was appointed Vice President and Chief Financial Officer (CFO) on April 10, 2020. Mr. McNeill has more than 26 years of accounting and finance experience. From July 2018 through March 2020, Mr. McNeill was the VP, CFO and Chief Compliance Officer of TCG Group Holdings, LLP, a privately held wealth management company in Austin, Texas. From May 2012 to July 2018, Mr. McNeill was the Controller for First Western Financial, Inc., where he played an integral role in the successful completion of First Western’s initial public offering. Mr. McNeill began his career with Ernst and Young in Denver in the Audit and Advisory Business Services group. After being promoted to Audit Manager, Mr. McNeill transitioned to corporate accounting and served in various positions, including serving as our Controller from 2004 through May 2012. Mr. McNeill is the Treasurer of the Rangeview Metropolitan District, Sky Ranch Metropolitan District Nos. 1, 3, 4, 5, 6, 7 and 8 and the Sky Ranch Community Authority Board. Mr. McNeill is a member of the AICPA, COCPA, CFO Leadership Counsel, and the Financial Executives International. Mr. McNeill obtained his Bachelor of Science in accountancy and Master of Accountancy from the University of Denver and is a licensed Certified Public Accountant.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

Our board of directors has chosen to separate the positions of CEO and Chair of the board of directors. Our board of directors believes keeping these positions separate allows our CEO to focus on developing and implementing our business plans and supervising our day-to-day operations. Meanwhile, it allows the Chair of our board of directors to lead the board of directors in its oversight and advisory roles, allowing the board of directors to keep a clean and separate distinction between operating Pure Cycle and overseeing the executive officers charged with management of Pure Cycle. Because of the many responsibilities of the board of directors and the significant time and effort required by each of the Chair and the CEO to perform their respective duties, we believe having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances our prospects for success. The board of directors also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management.

Board Role in Risk Oversight

Our board of directors has responsibility for the oversight of our risk management processes. The board of directors administers its oversight function through committees, retaining responsibility for general oversight of risks. The committee chairs are responsible for reporting findings regarding material risk exposure to the board of directors as quickly as possible. The board of directors delegates to the audit committee oversight responsibility to review our code of ethics, including whether the code of ethics is successful in preventing illegal or improper conduct, and our management’s risk assessments and management’s financial risk management policies, including the policies and guidelines used by management to identify, assess, and manage our exposure to financial risk. Our compensation committee assesses and monitors any significant compensation-related risk exposure, and the steps management should take to monitor or mitigate such exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. In its oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. At least annually, the board of directors holds a strategic planning session with management to discuss in depth our strategies, key challenges, risks and opportunities. This involvement of the board of directors in setting our business strategy is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk. Additionally, the board of directors regularly receives updates from management regarding certain risks we face, including various operating risks. Management attends meetings of the board of directors and its committees on a regular basis, and as is otherwise needed, and is available to address any questions or concerns raised by the board on risk management and any other matters. The board of directors and its committees also hold executive sessions without management present to discuss, among other things, risks faced by Pure Cycle and management’s ability to effectively mitigate these risks.

Each of the board of director committees oversees the management of our risks that fall within the committee’s areas of responsibility. A description of each committee’s risk oversight focus is below. In performing this function, each committee has full access to management, as well as the ability to engage advisors. When a committee receives a report or update regarding an area of potential risk to us, the chair of the relevant committee determines whether it is materially significant enough to report on the discussion to the full board of directors. This enables our board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, internal investigations, and enterprise risks, generally. The Nominating and Corporate Governance Committee (Nominating Committee) oversees our Corporate Governance Guidelines and governance-related risks, such as board independence, as well as management and director succession planning. The Compensation Committee oversees risks related to compensation policies and practices and is responsible for establishing and maintaining compensation policies and programs designed to create incentives consistent with our business strategy that do not encourage excessive risk-taking.

Board Diversity

Our board of directors believes that improving diversity on the board is one of many important considerations in board composition. When considering candidates for the board of directors, the Nominating Committee evaluates the entirety of each candidate’s credentials, including factors such as experience, skill, age, diversity of background, gender, race, ethnicity, national origin, and sexual orientation or identity, as well as each candidate’s judgment, strength of character and specialized knowledge. As part of its efforts to increase board diversity, the Nominating Committee has committed to propose and support amendments to the Corporate Governance Guidelines requiring the board and the Nominating Committee to use all reasonable efforts to include in the list of candidates at least one female and one person of color when seeking to fill an empty board seat. Although the board of directors does not have a specific diversity policy, the Nominating Committee will evaluate the current composition of the board of directors, and all future board of director nominees, to ensure the directors reflect a diverse mix of skills, experiences, backgrounds, and opinions.  The Nominating Committee believes Pure Cycle’s current directors, as a group, reflect a diverse mix of skills, experiences, backgrounds, and opinions helpful to foster an effective decision-making environment and promote Pure Cycle’s culture. Director experiences cover a wide range of industries, sectors, and backgrounds, including construction, water rights, manufacturing, technology, financial services, military, legal, regulatory, and consulting.  The table below presents the diversity matrix for Pure Cycle’s board of directors as of August 31, 2022:

Pure Cycle Board Diversity Matrix
Total Number of Directors	7

Part I: Gender Identity
Female	1
Male	6
Did not disclose	—

Part II: Demographic Background
White	7
Other	—
Did not disclose	—

Board Membership and Director Independence

Director Independence – At least a majority of the members of the board and all members of the board’s Audit, Compensation, and Nominating Committees must be independent in accordance with the listing standards of The NASDAQ Stock Market (NASDAQ). The board has determined that all the current members of the board other than Mr. Harding, are independent pursuant to the NASDAQ standards.

Board Meetings Held – The board of directors and each of the standing committees described below meet throughout the fiscal year on a set schedule. They also hold special meetings and act by written consent from time to time as appropriate. Our independent directors meet regularly in executive sessions without management present. Generally, the executive sessions of independent directors are held in conjunction with each regularly scheduled board meeting.

During the fiscal year ended August 31, 2022, the board of directors held three (3) meetings. All board members attended 75% or more of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which the director served during the periods that the director served on the board and committees, as applicable. All our board members are expected to attend the Meeting. All our board members attended the 2022 annual meeting of shareholders.

Committees

The Board has three standing committees: the Audit Committee, Compensation Committee, and Nominating Committee. Committee members and chairpersons are appointed by the board of directors following each annual meeting of shareholders. Each of the committees regularly reports on its activities and actions to the full board of directors.

The table below sets for the current membership of each standing committee:

Committee:
Director	Audit	Compensation	Nominating
M. Harding	—	—	—
P. Beirne (Board Chair)	X	—	—
W. Abel	—	—	Chair
F. Fendel	X	X	—
P. Howell	Chair	—	—
D. Kozlowski	—	Chair	X
J. Sheets	—	X	X

Audit Committee – The current members of the Audit Committee are Mr. Howell (Chair) and Messrs. Beirne and Fendel. The board of directors has determined that all the members of the Audit Committee are “independent” within the meaning of the listing standards of NASDAQ and the SEC rules governing audit committees. In addition, the board has determined that Mr. Howell meets the SEC criteria of an “audit committee financial expert” by reason of his understanding of Accounting Principles Generally Accepted in the United States of America (GAAP) and the application of GAAP, his education, his experiences as an auditor and chief financial officer, and his understanding of financial statements. See Mr. Howell’s biography under “DIRECTOR NOMINEES AND EXECUTIVE OFFICERS” for additional information. The functions to be performed by the Audit Committee include the appointment, retention, compensation, and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by such auditors. The Audit Committee Charter is available on our website at www.purecyclewater.com. The Audit Committee held six (6) meetings during the fiscal year ended August 31, 2022.

Compensation Committee – The current members of the Compensation Committee are Mr. Kozlowski (Chair), Messrs. Fendel and Sheets. The board of directors determined that all members of the Compensation Committee were “independent” within the meaning of the listing standards of NASDAQ. The functions to be performed by the Compensation Committee include establishing the compensation of officers, evaluating the performance of officers and key employees, and administering employee incentive compensation plans. The Compensation Committee typically meets with the executive officers to obtain information about employee performance and compensation recommendations. It also has the authority to engage outside advisors to assist the committee with its functions. The Compensation Committee has the power to delegate authority to the CEO or a subcommittee to make certain determinations with respect to compensation for employees who are not executive officers. Our Compensation Committee Charter is available on our website at www.purecyclewater.com. The Compensation Committee held three (3) meetings during the fiscal year ended August 31, 2022.

Nominating and Corporate Governance Committee – The current members of the Nominating Committee are Ms. Abel (Chair), and Messrs. Kozlowski and Sheets. The board of directors determined that all members of the Nominating Committee were “independent” within the meaning of the listing standards of NASDAQ. The principal responsibilities of the Nominating Committee are to identify and nominate qualified individuals to serve as members of the board and to make recommendations to the board with respect to director compensation. In addition, the Nominating Committee is responsible for establishing our Corporate Governance Guidelines and evaluating the board and its processes. In selecting nominees for the board, the Nominating Committee evaluates each individual in the context of the board as a whole to recommend a group that can best perpetuate the success of the business and best represents the interests of our shareholders. The Nominating Committee assesses the board’s ability to exercise sound judgement through diversity of experience. In accordance with the Nominating Committee Charter, the factors considered by the Nominating Committee in evaluating board and individual director candidates include, but are not limited to, business experience in the industries in which we operate, financial expertise, independence from us, experience with publicly traded companies, experience with relevant regulatory matters in which we are involved, reputation regarding integrity and professionalism, diversity of factors including age, gender, race, ethnicity, nation of origin, sexual orientation or identity, and disability. Nominees must be at least 21 years of age and less than 75 on the date of the annual meeting of shareholders unless the Nominating Committee waives such requirements. Identification of prospective board members is done by a combination of methods, including word-of-mouth in industry circles, inquiries of outside professionals and recommendations made to us. The Nominating Committee held three (3) meetings during the fiscal year ended August 31, 2022.

The Nominating Committee will consider nominations for director made by shareholders of record entitled to vote. In order to make a nomination for election at the January 2024 annual meeting, a shareholder must provide notice, along with supporting information (discussed below) regarding such nominee, to our Corporate Secretary by August 4, 2023, but not before June 5, 2023, in accordance with our bylaws. The Nominating Committee evaluates nominees recommended by shareholders utilizing the same criteria it uses for other nominees. Each shareholder recommendation should be accompanied by the following:

●	The full name, address, and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our common stock but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next annual meeting of shareholders;
●	The full name, address, and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our common stock, any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit the person making the recommendation believes the candidate would provide as a director;
●	A statement signed by the candidate that he or she is aware of and consents to being recommended to the Nominating Committee and will provide such information as the Nominating Committee may request for its evaluation of candidates;
●	A description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;
●	Information about any business or personal relationships between the candidate and any of our customers, suppliers, vendors, competitors, directors or officers, or other persons with any special interest regarding any transactions between the candidate and Pure Cycle; and
●	Any information in addition to the above about the candidate that would be required to be included in our proxy statement (including without limitation information about legal proceedings in which the candidate has been involved within the past ten years).

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees, which is available on our website at www.purecyclewater.com.

Shareholder Communications with the Board

The board of directors has adopted a policy for shareholders to send communications to the board. The policy is available on our website at www.purecyclewater.com. Shareholders wishing to send communications to the board may contact the Chairperson of the board at our principal place of business or by email to chairman@purecyclewater.com. All such communications shall be shared with the members of the board, or if applicable, a specified committee or director.

Director Compensation

Directors who are also our employees receive no fees for board service. Currently, Mr. Harding is the only director who is also an employee. Pursuant to our director’s compensation structure approved at the board of director’s May 2022 meeting, each non-employee director receives an annual payment of $24,000 for each full year in which they serve as a director, with an additional $7,500 for serving as the chair of the Audit Committee, $3,500 for serving as chair of the Nominating Committee or Compensation Committee, $3,000 for serving on the Audit Committee, $2,000 for serving on the Nominating Committee or the Compensation Committee, and $7,500 for serving as chair of the board.

The following table sets forth summary information concerning the compensation paid to our non-employee directors in fiscal 2022 for their board services:

Director Compensation
Name	Fees Earned Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
P. Beirne(2)	$34,500	$26,460	$60,960
W. Abel(3)	$27,500	$26,460	$53,960
F. Fendel(4)	$29,000	$26,460	$55,460
P. Howell(5)	$31,500	$26,460	$57,960
D. Kozlowski(6)	$29,500	$26,460	$55,960
J. Sheets(7)	$28,000	$26,460	$54,460

(1)	In addition to cash compensation, pursuant to the Pure Cycle Corporation 2014 Equity Incentive Plan effective as of April 12, 2014 (2014 Plan), non-employee directors may receive equity-based awards at the discretion of the board. The board’s discretion includes the discretion to adopt one or more formulas for the determination of non-employee director awards as well as the discretion to determine the terms of such awards. On January 15, 2020, at the recommendation of the Nominating Committee, the board adopted a formula under the 2014 Plan that provides for an award of 2,000 unrestricted shares of our common stock to each non-employee director upon election or re-election to the board. The amounts in this column represent the aggregate grant date fair value of stock awards granted during the year ended August 31, 2022. For more information about how we value and account for share-based compensation see Note 9 to our audited consolidated financial statements for the year ended August 31, 2022, which are included in our 2022 Annual Report on Form 10-K. There are no outstanding unvested stock awards. On May 25, 2022, at the recommendation of the Nominating Committee, the board of directors adopted a new formula under the 2014 Plan that provides for an award of the number of unrestricted shares of common stock to each non-employee directors upon election or reelection to the board of directors equal to $30,000 divided by the closing price of Pure Cycle’s common stock on the award date. This formula will be effective for non-employee directors elected at the Meeting and thereafter.

(2)	The fees earned by Mr. Beirne are comprised of $24,000 for serving on the board, $7,500 for serving as the board chair and $3,000 for serving on one committee.

(3)	The fees earned by Ms. Abel are comprised of $24,000 for serving on the board and $3,500 for serving as chair of the Nominating Committee.

(4)	The fees earned by Mr. Fendel are comprised of $24,000 for serving on the board and $5,000 for serving on two committees.

(5)	The fees earned by Mr. Howell are comprised of $24,000 for serving on the board, $7,500 for serving as chair of the Audit Committee.

(6)	The fees earned by Mr. Kozlowski are comprised of $24,000 for serving on the board, $3,500 for serving as the chair of the Compensation Committee, and $2,000 for serving on one other committee.

(7)	The fees earned by Mr. Sheets are comprised of $24,000 for serving on the board, $4,000 for serving on two committees.

The following table sets forth the outstanding option awards by board member as of August 31, 2022:

Name	Options Outstanding
P. Beirne	29,500
W. Abel	-
F. Fendel	-
P. Howell	39,000
D. Kozlowski	-
J. Sheets	-

Stock Ownership Guidelines for Directors

In May 2022, at the recommendation of the Nominating Committee, the board of directors approved the adoption of stock ownership guidelines for our non-employee directors. Non-employee directors are expected to own Pure Cycle common stock equal in value to three times the annual cash retainer for non-employee directors. Non-employee directors are expected to achieve the desired stock ownership level in three to four years from the later of the date the guidelines were adopted or their initial election to the board of directors, and they are expected to continuously own sufficient shares to meet the guideline once attained.

EXECUTIVE COMPENSATION

Named Executive Officers

Our named executive officers are Mark W. Harding, President, CEO and Principal Executive Officer, and Kevin B. McNeill, Vice President, CFO and Principal Accounting Officer.

Executive Compensation Discussion

Compensation Philosophy

Our executive compensation program is administered by the Compensation Committee of the board of directors. The Compensation Committee reviews the performance and compensation level for each executive officer and makes recommendations to the board of directors for final approval. The CEO may provide information to the Compensation Committee regarding his compensation and that of the CFO; however, the Compensation Committee makes the final determination on the executive compensation recommendation to the board. Final compensation determinations are generally made in September following the end of our fiscal year.

The objectives of our executive compensation program are to correlate executive compensation with our business objectives and overall performance and to enable us to attract, retain and reward executive officers who contribute to our long-term growth and success. The executive compensation program is also designed to align the interests of our executives and shareholders through equity ownership.

The goal of the Compensation Committee is to provide a comprehensive compensation package that is competitive with compensation practices of companies with which we compete, provides variable compensation that is linked to achievement of our operational and financial performance goals, and aligns the interests of the executive officers with those of our shareholders.

Generally, the executive officers receive a base salary and an opportunity to earn a cash bonus which is at the discretion of the Compensation Committee. Long-term equity incentives are also considered. The mixture of cash and non-cash compensation items is designed to provide each executive with a total compensation package that does not use an excessive amount of our capital or overly dilute the equity positions of our shareholders. Our executive officers are eligible for the same benefits available to all our employees, and do not generally receive any perquisites or personal benefits. Currently, this includes participation in a tax-qualified 401(k) plan, which includes an employer match, and health and dental plans.

Shareholder Feedback and Say-On-Pay Results

The Compensation Committee considers the outcome of shareholder advisory votes on executive compensation when making future decisions relating to the compensation of our executive officers and our executive compensation program. At the 2022 annual meeting of shareholders, over 95% of the votes cast were for approval of the “say-on-pay” proposal. The Compensation Committee believes the results conveyed support for continuing with the philosophy, strategy, and objectives of our executive compensation program.

Compensation Components

The current compensation program for our executive officers consists of the following components:

Base Salary – Base salary is intended to provide our executive officers with basic non-variable compensation that is competitive considering each officer’s responsibilities, experience and performance, and our financial resources.

Discretionary Incentive Bonus – The Compensation Committee’s goal in granting incentive bonuses is typically to tie a portion of each executive officer’s compensation to our operating performance and to the officer’s individual contributions to that performance.

Long-Term Equity Incentives – The goal of long-term equity incentive compensation is to align the interests of the executive officers with our shareholders and to provide the officers with a long-term incentive to manage from the perspective of an owner with an equity stake in the business. It is the belief of the Compensation Committee that stock options and other equity-based awards directly motivate an executive to maximize long-term shareholder value. The philosophy of the Compensation Committee in administering our 2014 Plan is to tie the number of stock options and shares of stock awarded to each employee to our performance and to the individual employee’s contribution to our performance.

Compensation of Pure Cycle’s Executive Officers

In making base salary recommendations the Compensation Committee exercises its discretion and judgment primarily based upon individual performance and other factors as deemed relevant by the Compensation Committee. In formulating recommendations for bonus compensation and long-term equity incentives for each executive officer, the Compensation Committee considers a number of factors, including, among other things, the efforts of the individual in pursuing projects to achieve our long-term goals, and the progress made by us and the individual in achieving the objectives established by the Compensation Committee for the fiscal year (as discussed below).

In September 2022, the Compensation Committee reviewed our operating results for fiscal 2022 and evaluated our success in reaching various financial ratios and metrics for our water and land development segments and non-financial objectives such as completion milestones at Sky Ranch. The Compensation Committee determined that a cash bonus and stock options were warranted for the CEO after considering, among other things, our progress on the first and second development phases at Sky Ranch, completing Phase 1 on budget and ahead of schedule, Phase 2A being nearly 80% complete by fiscal year end, the successful completion of a second municipal bond offering through the Sky Ranch Community Authority Board with a corresponding note payment to Pure Cycle, and the launching of the new single-family rental business. The Compensation Committee recommended, and the board authorized, increasing Mr. Harding’s base salary from $500,000 to $525,000 for fiscal 2023, and awarding a discretionary cash bonus of $750,000, paid in September 2022.

After consideration of our solid financial performance in fiscal 2022, achievement of our strategic objectives, the successful launching of the single-family rental business, and completion of a second municipal bond offering through the Sky Ranch Community Authority Board with a corresponding note payment to Pure Cycle, the CFO’s base salary was increased from $265,000 to $300,000 for fiscal 2023, and awarding a discretionary cash bonus of $125,000, paid in September 2022.

Stock Ownership Guidelines for Executive Officers

While we have not established stock ownership guidelines for our executive officers, at August 31, 2022, our CEO owned stock with a market value of approximately 14 times his base salary, which is excess of the six times base salary multiple that is the median multiple for CEO’s of the Top 100 of S&P 500 companies.

Hedging Policy

We have policies which prohibit directors, officers and employees from engaging in short sales of our securities, buying or selling put or call options of our securities, buying financial instruments designed to hedge or offset any decrease in the market value of our securities, or engaging in frequent trading (for example, daily or weekly) to take advantage of fluctuations in share price.

Employment and Severance Agreements

We do not have any written employment, change of control, severance, or other similar agreement with our executive officers.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards (1) ($)		All Other Compensation (2) ($)	Total ($)
Mark W. Harding	2022	$500,000	$750,000	$386,800	(3)	$2,500	$1,639,300
President and CEO	2021	$500,000	$400,000	$101,000	(4)	$2,500	$1,003,500

Kevin B. McNeill	2022	$265,000	$125,000	$154,700	(5)	$2,500	$547,200
Vice President and CFO	2021	$225,000	$-	$-		$2,500	$227,500

(1)	Amounts in this column are the weighted-average grant date fair value of options awarded in fiscal 2022 and 2021. See Note 9 to our audited consolidated financial statements for the year ended August 31, 2022, for the assumptions used to value options and the way we recognize the related stock-based compensation expense.
(2)	The other compensation in both years presented for both Mr. Harding and Mr. McNeill consists of our matching contribution to the 401(k) Plan.
(3)	The option was granted and approved on September 15, 2021, with an exercise price equal to $13.37, the closing market price of our common stock on the date of grant. The option vests in three equal installments on each of the first, second and third anniversary dates of the grant and expires ten years from date of grant.
(4)	The option was granted and approved on September 23, 2020, with an exercise price equal to $9.00, the closing market price of our common stock on the date of grant. The option vests in three equal installments on each of the first, second and third anniversary dates of the grant and expires ten years from date of grant.
(5)	The option was granted and approved on September 15, 2021, with an exercise price equal to $13.37, the closing market price of our common stock on the date of grant. The option vests in three equal installments on each of the first, second and third anniversary dates of the grant and expires ten years from date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes certain information regarding outstanding option awards held by our CEO and CFO at August 31, 2022.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date
Mark W. Harding	100,000	—		$5.88	8/14/2023
Mark W. Harding	50,000	—		$5.61	10/12/2026
Mark W. Harding	50,000	—		$7.60	9/27/2027
Mark W. Harding	50,000	—		$11.15	9/26/2028
Mark W. Harding	33,333	16667	(1)	$10.35	9/27/2029
Mark W. Harding	10,000	20,000	(2)	$9.00	9/23/2030
Mark W. Harding	—	75,000	(3)	$13.37	9/15/2031
	293,333	111,667

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date
Kevin B. McNeill	—	30,000	(3)	$13.37	9/15/2031
	—	30,000

(1)	One third of the total number of shares subject to the option vest on each of the first, second and third anniversary date of the grant date, September 23, 2019.
(2)	One third of the total number of shares subject to the option vest on each of the first, second and third anniversary date of the grant date, September 23, 2020.
(3)	One third of the total number of shares subject to the option vest on each of the first, second and third anniversary date of the grant date, September 23, 2021

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee of the board of directors is comprised of independent directors and operates under a written charter adopted by the board of directors. The Audit Committee Charter is reassessed and updated as needed in accordance with applicable rules of the SEC and NASDAQ.

The Audit Committee serves in an oversight capacity. Management is responsible for our internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes and to select and retain our independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited consolidated financial statements prior to issuance.

The Audit Committee reviewed and discussed the audited consolidated financial statements as of and for the year ended August 31, 2022, with our independent auditors, Plante & Moran PLLC (Plante Moran), and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited consolidated financial statements prior to issuance. The Audit Committee discussed with Plante Moran the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received written disclosures and a letter from Plante Moran required by the applicable requirements of the PCAOB regarding independent auditor communications with the Audit Committee concerning independence and has discussed Plante Moran’s independence with Plante Moran.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Form 10-K for the fiscal year ended August 31, 2022.

/s/ Peter C. Howell (Chair)	/s/ Patrick J. Beirne	/s/ Frederick A. Fendel III

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

It is our policy as set forth in our Code of Business Conduct and Ethics that actual or apparent conflicts of interest are to be avoided if possible and must be disclosed to the board of directors. Pursuant to the Code of Business Conduct and Ethics and the Audit Committee Charter, any transaction involving a related party must be reviewed and approved or disapproved by the Audit Committee. Additionally, the Audit Committee Charter requires the Audit Committee to review any transaction involving us and a related party at least once a year or upon any significant change in the transaction or relationship. The Code also provides non-exclusive examples of conduct which would involve a potential conflict of interest and requires any material transaction involving a potential conflict of interest to be approved in advance by the board. If a waiver from the Code of Business Conduct and Ethics is granted to an executive officer or director, the nature of the waiver will be disclosed on our website at www.purecyclewater.com, in a press release, or on a current report on Form 8-K.

We annually require each of our directors, director nominees, and executive officers to complete a directors’ and officers’ questionnaire that solicits information about related party transactions. Our board of directors and outside legal counsel review all transactions and relationships disclosed in the directors’ and officers’ questionnaire, and the board makes a formal determination regarding each director’s independence. If a director is determined to be no longer independent, such director, if he or she serves on any of the Audit Committee, the Nominating Committee, or the Compensation Committee, will be removed from such committee prior to (or otherwise will not participate in) any future meeting of the committee. If the transaction presents a conflict of interest, the board of directors will determine the appropriate response.

1 This report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, irrespective of any general incorporation language in any such filing, except to the extent we specifically reference this report.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our board of directors currently has seven members. The board of directors nominates the following persons currently serving on the board for re-election to the board: Mark W. Harding, Patrick J. Beirne, Wanda J. Abel, Frederick A. Fendel III, Peter C. Howell, Daniel R. Kozlowski, and Jeffrey G. Sheets.

The principal occupation and other information about each of the nominees for election to the board of directors, including the period during which each has served as a director, can be found beginning on page 5.

The proxy cannot be voted for more than the seven nominees named. Directors are elected for one-year terms or until the next annual meeting of the shareholders and until their successors are elected and qualified. All of the nominees have expressed their willingness to serve, but if because of circumstances not contemplated, one or more nominees is not available for election, the proxy holders named in the proxy card intend to vote for such other person or persons as the board of directors may nominate unless the board chooses to reduce the number of directors serving on the board.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE PERSONS NOMINATED.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Action is to be taken by the shareholders at the Meeting with respect to the ratification and approval of the selection by the Audit Committee of our board of directors of FORVIS, LLP (“FORVIS”) to be our independent registered public accounting firm for the fiscal year ending August 31, 2023. In the event of a negative vote on such ratification, the Audit Committee of the board of directors will reconsider its selection. A representative of FORVIS is expected to be present at the Meeting. The FORVIS representative will have the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions. A representative of our previous auditor, Plante & Moran, PLLC (Plante Moran) is not expected to be present at the Meeting. Before selecting FORVIS, the Audit Committee carefully considered that firm’s qualifications as our independent registered public accounting firm. This included a review of its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with FORVIS in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving FORVIS and any proceedings by the SEC against the firm.

FORVIS has no direct or indirect financial interest in us and does not have any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Neither Pure Cycle, nor any officer, director nor associate of ours, has any interest in FOVIS.

The year ended August 31, 2023 audit will be the first Pure Cycle audit for FORVIS. Our Audit Committee reviews and approves in advance the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, FORVIS is required to confirm that the provision of such services does not impair the auditors’ independence.

Fees – Our auditor for the past several years, including the year ended August 31, 2022, has been Plante Moran. Information presented below relates to the services performed by Plante Moran. The following table sets forth the aggregate fees we were billed by Plante Moran for the fiscal years ended August 31, 2022 and 2021, all of which were pre-approved by the Audit Committee in accordance with the Audit Committee Charter.

	For the Fiscal Years Ended August 31,
	2022	2021
Audit Fees(1)	$174,000	$160,500
Audit-Related Fees	-	-
Tax Fees(2)	18,500	33,000
All Other Fees	-	-
Total	$192,500	$193,500

(1)	Includes fees for the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and consents and other services normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, regardless of when the fees were billed or paid or when the related services were rendered.
(2)	The tax fees consist of fees for the preparation of the federal and state corporate tax returns, a sales tax study, and a cost segregation analysis.

Pre-Approval Policy – The Audit Committee has established a pre-approval policy in its charter. In accordance with the policy, the Audit Committee pre-approves all audit, non-audit and internal control related services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services.

Change in Auditor – On September 14, 2022 (Effective Date), the Audit Committee and the full board of directors, approved the dismissal of Plante Moran following the completion of the year ended August 31, 2022 consolidated financial statement audit. Plante Moran was notified of the dismissal on September 15, 2022. The reports of Plante Moran on our consolidated financial statements as of and for the years ended August 31, 2022 and 2021, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended August 31, 2022 and 2021 and the subsequent interim period, through the Effective Date, there were no disagreements between Pure Cycle and Plante Moran on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Plante Moran’s satisfaction, would have caused Plante Moran to make reference to the subject matter of the disagreement in connection with its reports for such fiscal years.  Additionally, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except as previously disclosed for the year ended August 31, 2021, and the three quarterly interim periods ended May 31, 2022, management identified a weakness in spreadsheet controls resulting in a material weakness in our internal control over financial reporting, which Plante Moran concurred with.

Effective September 14, 2022, the Audit Committee and the full board of directors engaged FORVIS as Pure Cycle’s new independent registered public accounting firm commencing with its quarter ending November 30, 2022 and its fiscal year ending August 31, 2023.

During the years ended August 31, 2022 and 2021 and the subsequent interim period through the Effective Date, neither Pure Cycle nor anyone on its behalf consulted with FORVIS regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that FORVIS concluded was an important factor considered by us in reaching a decision as to accounting, auditing or financial reporting issues, (iii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions), or (iv) any “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal provides our shareholders with the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act).

We urge shareholders to read the “EXECUTIVE COMPENSATION” section beginning on page 11 of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative, beginning on page 13 of this proxy statement, which provide detailed information on the compensation of our named executive officers. Our compensation programs are designed to support our business goals and promote our short- and long-term profitable growth.

We are asking shareholders to approve the following advisory resolution at the Meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Pure Cycle’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the disclosure under the heading “EXECUTIVE COMPENSATION” and in the compensation tables and accompanying narrative discussion in Pure Cycle’s Definitive Proxy Statement.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on us or our board of directors. The say-on-pay proposal is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although this proposal is non-binding, the board of directors will carefully review and consider the voting results when making future decisions regarding our executive compensation programs. Based on the advisory vote of the shareholders at the annual meeting of shareholders held in January 2020, the board of directors determined that it would conduct an advisory vote on executive compensation on an annual basis. Notwithstanding the foregoing, the board of directors may decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

ACTION TO BE TAKEN UNDER THE PROXY

The proxy will be voted “FOR” the individuals nominated by the board and “FOR” approval of Proposals 2 and 3, unless the proxy is marked in such a manner as to withhold authority to so vote. The proxy will also be voted in connection with the transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof. We know of no other matters, other than the matters set forth above, to be considered at the Meeting. If other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on such matter. The persons named in the accompanying proxy will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

OTHER INFORMATION

Shareholder Proposals and Nomination of Directors

Shareholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2024 annual meeting of shareholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than August 4, 2023, or, if the date of that meeting is more than 30 calendar days before or after January 11, 2024, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting, in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2024 annual meeting of shareholders.

In accordance with our bylaws, nominations for election to the board of directors and shareholder proposals for inclusion in the proxy statement for the 2024 annual meeting of shareholders submitted outside the processes of Rule 14a-8 must be received at our principal executive offices by August 4, 2022, but not before June 5, 2023, together with all supporting documentation and information required by our bylaws. We are not required to include proposals received outside of these dates in the proxy materials for the 2024 annual meeting of shareholders, and any such proposals shall be considered untimely. The persons named in the proxy will have discretionary authority to vote all proxies with respect to any untimely proposals.

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Pure Cycle’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than November 11, 2023.

Delivery of Materials to Shareholders with Shared Addresses

We utilize a procedure approved by the SEC called “householding,” which reduces our printing and postage costs. Shareholders who have the same address and last name will receive one copy of the Important Notice Regarding the Availability of Proxy Materials or one set of printed proxy materials unless one or more of these shareholders has provided contrary instructions. If you wish to receive a separate copy of the proxy statement, the Notice, or our Annual Report on Form 10-K, or if you are receiving multiple copies and would like to receive a single copy, please contact our transfer agent at 1-877-830-4932, or write to or call our Corporate Secretary at the address or phone number set forth above. If your shares are owned through a bank, broker or other nominee, you may request householding by contacting the nominee.

Availability of Annual Report and Other Documents

Our Annual Report on Form 10-K is available, free of charge, at www.purecyclewater.com, or at the SEC’s website, www.sec.gov. In addition, we will furnish a copy of our Form 10-K to any shareholder free of charge and a copy of any exhibit to the Form 10-K upon payment of reasonable expenses incurred in furnishing such exhibit(s). You may request a copy of the Form 10-K or any exhibit thereto by writing our Corporate Secretary at Pure Cycle Corporation, 34501 E. Quincy Avenue, Bldg. 65A, Watkins, CO 80137, or by emailing info@purecyclewater.com. We also make available on our website copies of the charters of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board, our Code of Business Conduct and Ethics, Audit Committee Whistleblower Policy, Shareholder Communications Policy and Corporate Governance Guidelines. Our website and the information contained on or connected to our website are not incorporated by reference herein and our web address is included as an inactive textual reference only.

*****

VIEW MATERIALS & VOTE w SCAN TO PURE CYCLE CORPORATION C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D63118-P63607 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PURE CYCLE CORPORATION The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) 04) Mark W. Harding Patrick J. Beirne Wanda J. Abel Frederick A. Fendel III 05) 06) 07) Peter C. Howell Daniel R. Kozlowski Jeffrey G. Sheets The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain ! ! ! ! ! ! 2. Ratification of appointment of Plante & Moran PLLC as the independent registered public accounting firm for the fiscal year ending August 31, 2022. 3. Approval, on an advisory basis, of compensation of the Company's named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. D63119-P63607 PURE CYCLE CORPORATION Annual Meeting of Shareholders January 11, 2023 2:00 PM This proxy is solicited by the Board of Directors Mark W. Harding and Kevin B. McNeill, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Pure Cycle Corporation to be held on January 11, 2023 at 2:00 PM Mountain Standard Time at the offices of Pure Cycle Corporation, 34501 E. Quincy Avenue, Bldg. 34, Watkins, CO 80137, or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no instructions are specified, this proxy will be voted FOR the election of all nominees under Proposal 1, FOR Proposal 2 and FOR Proposal 3. If any other matters properly come before the meeting, this proxy will be voted by the above named proxies in their discretion. Continued and to be signed on reverse side